Exhibit 4.9

THE OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF FEBRUARY 23, 2007, BY AND AMONG MANUFACTURERS AND TRADERS TRUST COMPANY, AS SENIOR AGENT, AND EACH HOLDER HEREOF; BY ITS ACCEPTANCE HEREOF, EACH HOLDER HEREOF ACKNOWLEDGES AND AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

SUBORDINATED PROMISSORY NOTE

$2,500,000.00                                                                                                                                                Dated as of February 23, 2007

FOR VALUE RECEIVED, and intending to be legally bound, ClearPoint Business Resources, Inc., a Delaware corporation (the “Maker”) promises to pay ALS, LLC, a Florida limited liability company (the “Payee”), the total principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Principal Sum”), together with interest thereon at the rate of seven percent (7%) per annum from the date hereof, payable at the times set forth below, at such place as the Payee may designate to Maker in writing at least ten (10) days prior to the date on which payments are due hereunder. This Note is being delivered pursuant to the terms and conditions of that certain Purchase Agreement dated February 23, 2007 by and among the Maker, the Payee, Advantages Services Group II, LLC, a Florida limited liability company, ALSC, LLC, a Florida limited liability company, ALSC II, LLC, a Florida limited liability company, ALSC III, LLC, a Florida limited liability company, ALSC IV, LLC, a Florida limited liability company, ASG, LLC, a Florida limited liability company and the other parties named therein (“Purchase Agreement”). All capitalized terms used herein and not otherwise defined shall have the same meanings assigned to such terms in the Purchase Agreement.

1. Payment

The Principal Sum and interest thereon shall be paid in equal quarterly payments on each of January 1, April 1, July 1 and October 1 beginning April 1, 2007. The Principal Sum and all accrued interest thereon, to the extent not previously paid, shall become due and payable in its entirety October 23, 2008 (“Due Date”). Principal and interest shall be paid in immediately available funds in the lawful money of the United States of America.

2. Events of Default.

The occurrence and continuance of one or more of the following events (herein called “Event of Default”) shall constitute a default under this Note:

(a) Maker, after receipt of written notice from the Payee that it failed to pay on the due date thereof any installment of principal or interest when due under this Note, fails to make, within ten (10) days of receipt of such written notice, such payment to Payee;

(b) (1) Maker applies for, consents to or acquiesces in the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for the property of Maker, or makes a general assignment for the benefit of creditors, or files a petition or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against it in any such proceeding, or seeks relief under the provisions of any bankruptcy, insolvency or similar law; (2) in the absence of any of the foregoing, a trustee, receiver, liquidator, assignee, sequestrator or other similar official is appointed for Maker or for a substantial part of any of the property of Maker and is not discharged within sixty (60) days; (3) any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or other insolvency law or common law or in equity is instituted by or against the Maker and is not dismissed within sixty (60) days; or (4) if, under the provisions of any law providing for reorganization or winding up which may apply to the Maker, any court of competent jurisdiction shall assume jurisdiction, custody or control of the Maker or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of sixty (60) days.

(c) any material misstatement of any representation contained in Section 5 of this Note.

3. Default Rate. For purposes of this Note the "Default Rate" shall mean the rate of five percent (5%) per annum above the rate of interest otherwise applicable under this Note (for a total of 12%), unless prohibited by applicable law, in which case, it shall be the highest rate permitted by applicable law. The Default Rate shall be applicable, in lieu of the rate of interest otherwise applicable under this Note, to all sums due hereunder during a default entitling Payee to accelerate all sums due hereunder although Payee has not exercised said option to accelerate, from and after Payee’s exercise of its option to accelerate all sums due hereunder due to a default as permitted herein, and from and after the maturity of this Note.

4. Remedies.

(a) At any time after an Event of Default has occurred, the Payee may, unless the Event of Default has theretofore been cured, declare the entire amount under this Note to be due and payable immediately; provided, however, in the case of an Event of Default described in Section 2(b) above, all amounts owing by Maker hereunder, including, without limitation, the Principal Sum and all accrued interest on this Note, shall automatically become immediately due and payable, without notice, action or election by the Payee. Upon the happening of any Event of Default interest shall accrue at the Default Rate.

(b) If Maker fails to make any payment when due under this Note, then, in addition to any and all other relief to which the Payee may be entitled, the Payee shall be entitled to recover any and all reasonable and actual sums and expenses, including costs, reasonable and actual attorneys’ fees and other reasonable and actual professional fees and collection and receivers’ expenses, including but not limited to post petition fees in bankruptcy, advanced or incurred by Payee in connection with the enforcement of this Note.

(c) All rights and remedies of the Payee are cumulative, not alternative. Any failure of or delay by the Payee to exercise any right or remedy hereunder shall not be construed as a waiver of the right to exercise the same or any other right or remedy at any other time.

5. Representations and Warranties. Maker represents and warrants to the Payee as follows:

(a) This Note has been duly executed and delivered by Maker and constitutes the legal, valid and binding obligation of Maker, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

(b) The execution, delivery and performance of this Note by Maker, and the compliance with the terms, conditions and covenants hereof by Maker, does not, with or without the giving of notice or the lapse of time or both, conflict with, breach the terms or conditions of, constitute a default under, or violate (i) the certificate of incorporation or bylaws of Maker, (ii) any material agreement to which Maker is a party or (iii) any judgment, decree, order, law, rule or regulation applicable to Maker.

6. No Usury. The parties hereto intend to conform strictly to the applicable usury laws. In no event, whether by reason of demand for payment, prepayment, acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged or received by the Payee hereunder or otherwise exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever interest would otherwise be payable to the Payee in excess of the maximum lawful amount, the interest payable to the Payee shall be reduced automatically to the maximum amount permitted by applicable law. If the Payee shall ever receive anything of value deemed interest under applicable law which would apart from this provision be in excess of the maximum lawful amount, an amount equal to any amount which would have been excessive interest shall be applied to the reduction of the principal amount owing hereunder in the inverse order of its maturity and not to the payment of interest, or if such amount which would have been excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to the Maker. All interest paid or agreed to be paid to the Payee shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the maximum permitted by applicable law. The provisions of this paragraph shall control all existing and future agreements between the Maker and the Payee.

7. Waiver of presentment, dishonor. Except as otherwise set forth herein, Maker waives presentment for payment, demand, notice of non-payment, notice of dishonor, protest of any dishonor, notice of protest, and protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that the indebtedness hereunder shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by the Payee hereof.

8. Miscellaneous.

(a) This Note evidences Maker’s obligations set forth in Section 3.2(b) of the Purchase Agreement, and all of Maker’s obligations hereunder are subject to the provisions of the Purchase Agreement, including without limitation Maker’s rights of set-off as provided in the Purchase Agreement or by law or at equity, which rights are expressly incorporated herein by reference thereto.

(b) Maker shall have the privilege, from time to time and at any time, without premium or penalty, of prepaying this Note, in whole or in part, together with all accrued interest on such amount through the date of such prepayment. Any prepayment shall first be credited toward accrued and unpaid interest, with the balance applied against principal.

(c) This Note is executed and delivered in Philadelphia, Pennsylvania.

(d) This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto. No modification hereof shall be binding or enforceable unless approved in writing by the parties. This Note is not assignable by Payee without the prior written consent of Maker

(e) This Note shall be governed and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed entirely in Florida, without giving effect to the conflict of laws principles thereof. The provisions of this Note are severable and the invalidity or unenforceability of any provision shall not alter or impair the remaining provisions of this Note. Venue and exclusive jurisdiction shall be in a court of competent jurisdiction sitting in Orange County, Florida.

(f) Notices hereunder shall be given in the manner provided in Section 11.1 of the Purchase Agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Maker has caused this instrument to be executed on the first date set forth above.

MAKER:

CLEARPOINT BUSINESS RESOURCES, INC.,
a Delaware corporation

By:
Name:
Title: